Exhibit 3.1

FORM OF

CERTIFICATE OF INCORPORATION

OF

WARRIOR MET COAL, INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

ARTICLE I

NAME

The name of the corporation is Warrior Met Coal, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, City of Wilmington, Delaware 19801 and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

INCORPORATOR

The name and mailing address of the incorporator is as follows:

Walter J. Scheller, III

16243 Hwy 216

Brookwood, AL 35444

ARTICLE V

CAPITALIZATION

Section 5.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 150,000,000 shares, divided into two classes consisting of 140,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 5.2 Preferred Stock

(a) Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

(b) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate (including any Preferred Stock Designation), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate (including any Preferred Stock Designation).

Section 5.3 Common Stock

(a) Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 5.4 Conversion of Limited Liability Company Interests. Upon the filing of the Certificate of Conversion of Warrior Met Coal, LLC to the Corporation and this Certificate of Incorporation (the “Effective Time”), (i) each Class A Unit of Warrior Met Coal, LLC issued and outstanding immediately prior to the Effective Time will convert into and become 13.9458997652882 shares of common stock par value $0.01 per share, and be fully paid and nonassessable, without any action required on the part of the Corporation or the former holders of the Class A Units and (ii) each Class C Unit of Warrior Met Coal, LLC issued and outstanding immediately prior to the Effective Time will convert into and become 13.9458997652882 shares of common stock par value $0.01 per share, and be fully paid and nonassessable, without any action required on the part of the Corporation or the former holders of such Class C Units. Notwithstanding the foregoing, there shall be no fractional shares of common stock issued in connection with the conversion and, in lieu thereof, the Corporation shall pay to each former holder of Class A Units or Class C Units otherwise entitled to receive any such fraction an amount equal to the fair value thereof, as determined in good faith by the Board.

ARTICLE VI

RELATED PARTY TRANSACTIONS AND CORPORATE OPPORTUNITIES

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of the powers conferred by law:

Section 6.1 Related Party Transactions. No contract or other transaction of the Corporation with any other person, firm, corporation or other entity in which the Corporation has an interest, shall be affected or invalidated by the fact that any one or more of the directors or officers of the Corporation, individually or jointly with others, may be a party to or may be interested in any contract or transaction so long as the contract or other transaction is approved by the Board in accordance with the DGCL. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his or her contracting with the Corporation for the benefit of himself or herself or any firm or corporation in which he or she may be in any way interested.

Section 6.2 Corporate Opportunities.

(a) In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of stockholders of the Corporation and their respective Affiliates (as defined below) may serve as directors or officers of the Corporation, (ii) stockholders of the Corporation and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 6.2 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve our stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b) None of (i) the stockholders of the Corporation or any of their Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”; provided, however, that no employee, consultant or officer of the Corporation shall be an Identified Person) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage, (y) making investments in any kind of property in which the Corporation may make investments or (z) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph (c) of this Section 6.2. Subject to Section 6.2(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of Section 6.2(b) shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Section 6.2, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(e) For purposes of this Section 6.2, (i) “Affiliate” shall mean (x) in respect of stockholders of the Corporation, any Person that, directly or indirectly, is controlled by such stockholder, controls such stockholder or is under common control with such stockholder and shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (y) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (z) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 6.2.

ARTICLE VII

BOARD OF DIRECTORS

Section 7.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 7.2 Number, Election and Term.

(a) The number of directors constituting the Board shall be not fewer than seven (7) nor more than ten (10). The directors shall be of a single class. Subject to the previous sentence, the precise number of directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.

(b) Subject to Section 7.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 7.3 Newly Created Directorships and Vacancies. Subject to Section 7.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 7.4 Removal. Subject to Section 7.5, any or all of the directors may be removed from office at any time, but only by the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.

Section 7.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article VII, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in the class created pursuant to this Article VII unless expressly provided by such terms.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board, but in any event not less than one third of the Whole Board, shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE IX

MEETINGS OF STOCKHOLDERS

Section 9.1 Action by Written Consent. Any action required or permitted to be taken by stockholders of the Corporation at any meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 9.2 Special Meetings. Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, stockholders holding at least a majority of the outstanding shares of Common Stock, or the Board pursuant to a resolution adopted by a majority of the Board.

Section 9.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE X

LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND

ADVANCEMENT OF EXPENSES

Section 10.1 Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Section 10.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 10.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 10.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The right to indemnification conferred by this Section 10.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses under this Section 10.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 10.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 10.2, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 10.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 10.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 10.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 10.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article X, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

ARTICLE XII

SECTION 203

The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

ARTICLE XIII

FORUM FOR ADJUDICATION OF DISPUTES

Section 13.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

Section 13.2 Stockholder Consent to Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 13.1 above is filed in a court other than a court located within the State of Delaware without the approval of the Board (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XIV

RESTRICTIONS ON TRANSFER OF SECURITIES

It is in the best interests of the Corporation and its stockholders that certain restrictions on the transfer or other disposition of shares of Common Stock, as relates to the preservation of certain tax attributes, be established as more fully set forth in this Article XIV.

Section 14.1 Definitions. As used in this Article XIV, the following capitalized terms shall have the following respective meanings (and any references to any portions of Treasury Regulation Section 1.382-2T shall include any successor provision thereto):

(a) “Agent” has the meaning set forth in Section 14.3(b).

(b) “Asset Acquisition” means that certain acquisition of Alabama mining operations which closed on March 31, 2016 and was accomplished through a credit bid of the first lien obligations of Walter Energy, Inc. and certain subsidiaries pursuant to section 363 of the U.S. Bankruptcy Code and an order by the Bankruptcy Court (i) Approving the Sale of the Acquired Assets Free and Clear of Claims, Liens, Interests and Encumbrances; (ii) Approving the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (iii) Granting Related Relief (Case No. 15-02741, Docket No. 1584).

(c) “Acquire” means the acquisition, directly, indirectly or constructively (as determined for purposes of Section 382 of the Code, or any successor provision or replacement provision), of ownership of Corporation Securities by any means, including, without limitation, (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities or (iii) any other acquisition or transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect acquisition (including the acquisition of an ownership interest in a Substantial Holder), but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered an owner within the meaning of the tax laws. The terms “Acquires” and “Acquisition” shall have the same meaning.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Corporation Securities” means (i) shares of Common Stock, (ii) any other interests that are treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), and (iii) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase Corporation Securities, but only to the extent such warrants, rights or options are treated as exercised or deemed exercised pursuant to Treasury Regulation Section 1.382-4(d). For the avoidance of doubt, Corporation Securities also includes the pre-corporate conversion Class A Units, Class B Units and Class C Units and any other interests of Warrior Met Coal LLC which would be treated as “stock” for purposes of Section 382 of the Code.

(f) “Disposition” means the sale, transfer, exchange, assignment, liquidation, conveyance, pledge, or other disposition or transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect disposition (including the disposition of an ownership interest in a Substantial Holder). The terms “Dispose” and “Disposition” shall have the same meaning.

(g) “DTC” means The Depository Trust Company.

(h) “Effective Date” means the effective date of the Asset Acquisition, which was March 31, 2016.

(i) “Excess Securities” has the meaning set forth in Section 14.3(a).

(j) “Percentage Stock Ownership” means on any testing date (within the meaning of Treasury Regulation Section 1.382-2(a)(4)) the percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h) (without regard to the rule that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k), and Treasury Regulation Section 1.382-4 and, for the avoidance of doubt, taking into account Treasury Regulation Section 1.382-3(j)(7).

(k) “Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or “entity” within the meaning of Treasury Regulation Section 1.382-3 (including, without limitation, any group of Persons treated as a single entity under such regulation).

(l) “Prohibited Distributions” has the meaning set forth in Section 14.3(b).

(m) “Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article XIV.

(n) “Purported Transferee” has the meaning set forth in Section 14.3(a).

(o) “Purported Transferor” has the meaning set forth in Section 14.3(b)(ii).

(p) “Restriction Release Date” means the earliest of (i) any date after the Effective Date if the Board in good faith determines that it is in the best interests of the Corporation and its stockholders for the ownership and transfer limitations set forth in this Article XIV to expire, (ii) the beginning of a taxable year of the Corporation as of which no Tax Benefits are available or (iii) the third anniversary of the Corporation’s initial public offering.

(q) “Section 501(c)(3)” has the meaning set forth in Section 14.3(c)(iii).

(r) “Statutory Conversion Date” means the date the Corporation filed its Certificate of Conversion and its Certificate of Incorporation with the Secretary of State of the State of Delaware.

(s) “Substantial Holder” means a Person (including, without limitation, any group of Persons treated as a single “entity” within the meaning of Treasury Regulation Section 1.382-3) holding Corporation Securities, whether as of the Effective Date, after giving effect to the Asset Acquisition, or thereafter, representing a Percentage Stock Ownership (including indirect ownership, as determined under applicable Treasury Regulations) in the Corporation of at least 4.99% in any separate class of Corporation Securities.

(t) “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

(u) “Transfer” means any direct or indirect Acquisition or Disposition of Corporation Securities.

(v) “Treasury Regulation” means a Treasury regulation promulgated under the Code.

Section 14.2 Ownership Limitations.

(a) To the fullest extent permitted by law, from and after the Statutory Conversion Date and prior to the Restriction Release Date, no Person shall be permitted to make an Acquisition, whether in a single transaction or series of related transactions, and any such purported Acquisition will be void ab initio, to the extent that after giving effect to such purported Acquisition (x) the purported acquiror or any other Person by reason of the purported acquiror’s Acquisition would become a Substantial Holder or (y) the Percentage Stock Ownership of a Person that, prior to giving effect to the purported Acquisition, is a Substantial

Holder would be increased. The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange, but such transaction, if prohibited by the prior sentence, shall nonetheless be a Prohibited Transfer.

(b) The restrictions set forth in Section 14.2(a) shall not apply to a proposed Transfer, and such Transfer shall be permitted notwithstanding anything to the contrary in Section 14.2(a), if the transferor or the transferee, upon providing at least fifteen (15) days prior written notice of such proposed Transfer to the Board, obtains the written approval or consent to the proposed Transfer from the Board. The Board will consider all factors it deems relevant with respect to the proposed Transfer, including whether the proposed Transfer, when considered alone or with other proposed or planned Transfers, will impair the Corporation’s Tax Benefits and may, within its discretion, determine whether to permit the proposed Transfer, or not to permit the proposed Transfer. The Board shall endeavor to inform the requesting party of its determination within ten (10) days after receiving such written notice; provided, however, that the failure of the Board to respond during such ten (10) day period shall not be deemed to be a consent to the Transfer. As a condition to granting its consent to the proposed Transfer, the Board may, in its discretion, require and/or obtain (at the expense of the transferor and/or transferee) such representations and/or agreements from the transferor and/or transferee, such opinions of counsel to be rendered by nationally recognized counsel or otherwise approved by the Board (which for the avoidance of doubt may include the regular counsel for the transferor or transferee), and such other advice, in each case as to such matters as the Board determines is appropriate. Notwithstanding the foregoing, the Board may also waive the restrictions imposed in this Article XIV, in whole or in part, with respect to a Transfer (whether or not advance notice thereof has been provided to the Board in accordance with this Section 14.2(b)) in circumstances where it determines, in its sole discretion, that granting such waiver (either prospectively or retroactively) either would be in the best interests of the stockholders of the Corporation taken as a whole or would not jeopardize the value or availability of the Tax Benefits.

Section 14.3 Treatment of Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee (the “Purported Transferee”) of a Prohibited Transfer shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been acquired in a Transfer that is in accordance with this Section 14.3 and is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

(b) If the Board determines that a Prohibited Transfer has occurred, such Prohibited Transfer and, if applicable, the recording of such Prohibited Transfer, shall, to the fullest extent permitted by law, be void ab initio and have no legal effect, and, upon written demand by the

Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transfer from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board (the “Agent”). In the case of a Prohibited Transfer described in Section 14.2(a), the Agent shall thereupon sell to a buyer or buyers the Excess Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required, to the fullest extent permitted by law, to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 14.3(c) if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(c) The Agent shall apply any proceeds or any other amounts received by it and in accordance with Section 14.3 as follows:

(i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount actually paid by the Purported Transferee, for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (x) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer, (y) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the New York Stock Exchange through its NYSE system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist or (z) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the counter market, then as determined in good faith by the Board, which amount (or fair market value) shall be determined at the discretion of the Board); and

(iii) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board; provided, however, that, if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.99% or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more organizations qualifying under Section 501 (c)(3) selected by the Board, such that no organization qualifying under Section 501(c)(3) shall possess Percentage Stock Ownership in the Corporation in excess of 4.98%.

(iv) The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) above. Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article XIV inure to the benefit of the Corporation.

(d) If the Purported Transferee or the transferor fails to surrender the Excess Securities (as applicable) or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 14.3(b), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

Section 14.4 Obligation to Provide Information. At the request of the Corporation, any Person which is a beneficial, legal or record holder of Corporation Securities, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall provide such information as the Corporation may reasonably request as may be necessary from time to time in order to determine compliance with this Article XIV or the status of the Corporation’s Tax Benefits.

Section 14.5 Bylaws; Legends; Compliance.

(a) The bylaws of the Corporation may make appropriate provisions to effectuate the requirements of this Article XIV.

(b) Until the Restriction Release Date, all certificates representing Corporation Securities shall bear a conspicuous legend as follows:

“THE CERTIFICATE OF INCORPORATION CONTAINS RESTRICTIONS PROHIBITING TRANSFERS (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF COMMON STOCK (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF WARRIOR MET COAL, INC. IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A “5-PERCENT SHAREHOLDER” UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER IS PROHIBITED BY SUCH RESTRICTIONS, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER OF SECURITIES OF THE CORPORATION WITHIN THE MEANING OF DELAWARE LAW (“SECURITIES”) BUT WHICH TRANSFER OTHERWISE CONSTITUTES A TRANSFER PROHIBITED BY SUCH RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE

SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF INCORPORATION SO AS TO EFFECTIVELY REVERSE THE INDIRECT, CONSTRUCTIVE OR OTHER TRANSFER PROHIBITED BY SUCH RESTRICTIONS. THE CORPORATION WILL FURNISH, WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE, A COPY OF THE CERTIFICATE OF INCORPORATION CONTAINING THE ABOVE-REFERENCE TRANSFER RESTRICTIONS UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(c) The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article XIV for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

(d) The Board shall have the power to determine all matters necessary for determining compliance with this Article XIV, including, without limitation, determining (i) the identification of Substantial Holders, (ii) whether a Transfer is a Prohibited Transfer, (iii) the Percentage Stock Ownership of any Substantial Holder or other Person, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to clause (ii) of Section 14.3(c) and (vi) any other matters that the Board determines to be relevant. The good faith determination of the Board on such matters shall be conclusive and binding for the purposes of this Article XIV. Any determination by the Board may be made prospectively or retroactively.

IN WITNESS WHEREOF, the undersigned Incorporator has executed this Certificate of Incorporation as of this [            ] day of April, 2017.

Name:	Walter J. Scheller, III
Title:	Incorporator

Signature Page to Certificate of Incorporation